UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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NATIONAL SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL SEMICONDUCTOR CORPORATION

2900 Semiconductor Drive, P.O. Box 58090

Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, September 30, 2005

10:00 a.m.

American Conference Centers

780 Third Avenue

New York, New York 10017

To the owners of common stock of National Semiconductor Corporation:

The annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Friday, September 30, 2005 at 10:00 a.m. Eastern Daylight Time at the American Conference Centers, located at 730 Third Avenue, New York, New York, for the following purposes:

1.                To elect a Board of eight directors;

2.                To ratify the appointment of KPMG LLP as the independent auditors of the Company;

3.                To approve the amended and restated Director Stock Plan; and

4.                To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

The record date for the meeting is the close of business on August 11, 2005 and only the holders of the common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

By Order of the Board of Directors

JOHN M. CLARK III
Secretary
August 25, 2005

Please return your signed proxy card

IMPORTANT: PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS.

PROXY STATEMENT

Table of Contents

GENERAL INFORMATION	3
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES	5
REPORT OF THE AUDIT COMMITTEE	9
SECURITY OWNERSHIP OF MANAGEMENT	10
EXECUTIVE COMPENSATION	12
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	16
PROPOSALS TO BE VOTED ON AT THE MEETING	22
1. Election of Directors	22
2. Ratification of Appointment of KPMG LLP as the Independent Auditors of the Company	25
3. Approval of the Amended and Restated Director Stock Plan	26
EQUITY COMPENSATION PLANS	29
COMPANY STOCK PRICE PERFORMANCE	30
OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	31
STOCKHOLDER PROPOSALS	32
ANNUAL REPORT	32
FORM 10-K	32
KEEP YOUR ADDRESS CURRENT	32
INCORPORATION BY REFERENCE	33
OTHER MATTERS	33
APPENDIX A AMENDED AND RESTATED DIRECTOR STOCK PLAN	A-1

NATIONAL SEMICONDUCTOR CORPORATION

2900 Semiconductor Drive, P.O. Box 58090

Santa Clara, California 95052-8090

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 30, 2005

GENERAL INFORMATION

This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation, which is asking for your proxy to be used at the annual meeting of stockholders on September 30, 2005, or at any adjournment of the meeting. The annual report, which includes our audited financial statements for the fiscal year ended May 29, 2005, has been mailed to you with or shortly before this proxy statement. The annual report also contains details on our operations and other relevant information. This proxy statement and proxy card will first be sent to stockholders on approximately August 25, 2005.

Proxy Voting Procedures

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If your shares are held in your name, you can vote by proxy in three convenient ways:

•       Via Internet: go to http://www.eproxyvote.com/nsm and follow the instructions. You will need to enter the control number printed on your proxy card.

•       By Telephone: call toll-free 1-877-779-8683 and follow the instructions. You will need to enter the control number printed on your proxy card.

•       In Writing: Complete, sign, date and return your proxy card in the enclosed envelope.

Your proxy card shows all shares registered in your name. If you hold shares through someone else, such as a stockbroker, you may receive material from the brokerage firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates, in favor of the proposal to ratify the appointment of KPMG LLP as the independent auditors, and in favor of the approval of the amended and restated Director Stock Plan. If any other matters of which we were not notified by July 13, 2005 are raised at the meeting, we will use our best judgment to vote your proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon.

You may revoke your proxy at any time before it is voted by (1) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; (2) notifying National’s Secretary in writing before the meeting; or (3) voting in person at the meeting.

Solicitation Costs

We pay the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers or other intermediaries, and not directly through ownership of stock certificates, are considered beneficial owners. Copies of the proxy solicitation materials will be provided to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names. National’s directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York, 10004 a basic retainer fee of $8,500, plus reimbursement of expenses, to help solicit proxies from brokers and nominees. We have also paid EquiServe Trust Company, N.A., c/o Computershare Investor Services, P.O. Box 43023, Providence, R.I. 02940-3023 a fee of $5,000, plus expenses, to help count proxies.

Attending in Person

IMPORTANT! Only stockholders of record on August 11, 2005 and invited guests may attend the meeting. If you own your shares directly and are listed as a stockholder of record on August 11, 2005, you will be admitted to the meeting with proof of identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting either a copy of the voting instruction card provided by your nominee or an account statement or other letter from the nominee indicating you were the beneficial owner of the shares on August 11, 2005.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

Although our Board of Directors believes the Company has observed good corporate governance practices in the past, following the enactment of the Sarbanes-Oxley Act of 2002, National Semiconductor, like most public companies, addressed the changing environment by reviewing its policies and procedures and, where appropriate, adopting new practices. Responding to new Securities and Exchange Commission (“SEC”) regulations and amendments to the New York Stock Exchange rules, we revised and formalized our principles of corporate governance, reviewed and revised the charters of our standing Committees of the Board, formalized our corporate ethics codes, and modified our procedures for reporting stock trades and other transactions by directors and executive officers. In general, based on these reviews, we have found that our existing governance structure, policies and procedures fully comply with the new rules and accepted practices. Our corporate governance guidelines are available, free of charge, on our website at http://www.national.com/invest.

Code of Business Conduct and Ethics

We have had standards and policies regulating employee conduct for many years. During fiscal 2004, we reviewed all our standards and policies and incorporated them into our new Code of Business Conduct and Ethics, which we believe satisfies the SEC and the New York Stock Exchange rules. The Code applies to our non-employee directors and to all our employees, including our chief executive officer, our chief financial officer and our principal accounting officer. Our Code of Business Conduct and Ethics is available, free of charge, on our website at http://www.national.com/invest.

Meetings

The Board of Directors held five meetings and acted by written consent once during fiscal 2005. All of the directors attended 75% or more of the meetings of the Board of Directors and the Committees of the Board on which they served during 2005.

Our corporate governance guidelines require the non-management directors to meet regularly in executive session. The Board has appointed Mr. Appleton as the lead independent director to coordinate the activities of non-management directors, to serve as the principal liaison between the non-management directors and the chairman, and to preside over the executive sessions of the non-management directors. We have instituted a procedure through which interested parties can make their concerns known to the non-management directors either individually, or as a group. These procedures are available on our website at http://www.national.com/invest.

We invite our Board members to and expect them to attend the annual stockholders meeting, it being understood that sometimes a director may have to miss the meeting for a valid reason. All of our directors except one attended our 2004 annual meeting of stockholders.

Director Independence

New York Stock Exchange rules require a majority of our Board of Directors to be independent of the Company and its management. The Board of Directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances as well as under specific rules established by the New York Stock Exchange. Our Board has affirmatively determined that all of its members are independent under these rules, except for Mr. Halla, who is an employee of the Company. In making these determinations, the Board reviewed organizations with which each director has an affiliation and examined all facts and circumstances that might bear on the materiality of a director’s relationship with the Company.

Board Committees

We have three standing Board Committees: Audit, Compensation, and Director Affairs. More information on each Committee is presented below:

Audit Committee

The Audit Committee’s primary function is to assist the Board in its oversight of the Company’s financial systems, including the Company’s accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee meets with management and our independent and internal auditors to consider the adequacy of the Company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act and implementing rules of the Securities and Exchange Commission, the Audit Committee is directly responsible for the engagement, including the appointment, compensation, retention and oversight of the work of, the Company’s independent auditors, and the independent auditors report directly to the Audit Committee. The Committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. The Audit Committee held twelve meetings during fiscal 2005. Mr. Arnold is Chairman of the Audit Committee and the other members are Mr. Danzig and Mr. Frankenberg. Our Board has determined that all members of the Audit Committee satisfy both New York Stock Exchange and SEC standards for independence and are considered to be financially literate. The Board has also determined that Mr. Arnold qualifies as “an audit committee financial expert” under the rules of both the Securities and Exchange Commission and the New York Stock Exchange.

SEC regulations require that the Charter of the Audit Committee be included in the proxy statement at least once every three years. Our Audit Committee Charter was included in our 2004 proxy statement. A copy of the Charter is also available on our website at http://www.national.com/invest.

We have instituted procedures for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal compliance concerns. These procedures are outlined in our Code of Business Conduct and Ethics, which is available on our website at http://www.national.com/invest.

Compensation Committee

The Compensation Committee is responsible for administering stock compensation plans, reviewing and evaluating compensation programs and plans, and establishing and administering compensation policy and executive pay programs for the executive officers, including setting compensation, base salary, and incentive awards. The Compensation Committee is also responsible for recommending amendments to the stock compensation plans and certain other compensation plans and, in some cases, amending these plans. The Compensation Committee met five times and acted once by written consent during fiscal 2005. Mr. McCracken is Chairman of the Compensation Committee and the other members are Mr. Appleton and Dr. Maidique. The Board has determined that all members of the Compensation Committee meet the independence standards set by the New York Stock Exchange. The Compensation Committee’s Charter can be found on our website at http://www.national.com/invest.

Director Affairs Committee

The Director Affairs Committee recommends director candidates, reviews nonemployee director compensation, reviews corporate governance policies and procedures, reviews the general responsibilities and functions of the Board and oversees the evaluation of the Board. Dr. Maidique is Chairman of the Director Affairs Committee and the other members are Mr. Appleton, Mr. Arnold, Mr. Danzig,

Mr. Frankenberg and Mr. McCracken. The Board has determined that all members of the Director Affairs Committee meet the independence standards set by the New York Stock Exchange. This Committee met four times during fiscal year 2005. The Director Affairs Committee’s Charter is available on our website at http://www.national.com/invest.

Stockholder Recommendations for Director Candidates

The Director Affairs Committee will consider director candidates recommended by stockholders of the Company. Any stockholder who wishes to recommend a prospective Board nominee for the Committee to consider can write the Chairman of the Director Affairs Committee, c/o Brian L. Halla, Chairman, and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. Recommendations will be referred to the Director Affairs Committee. Any formal nominations of director candidates should be addressed to John M. Clark III, Secretary, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-135, Santa Clara, CA 95052-8090 and must also comply with the applicable provisions of National’s Bylaws.

The Director Affairs Committee evaluates candidates, whether or not recommended by stockholders, with a goal of bringing to the Board the best qualified individuals. Evaluation criteria considered include: education, background and experience; familiarity with National, the semiconductor industry and international business matters; appreciation of the relationship of the Company’s business to the changing needs of our society; and willingness to devote the time required to serve on the Board, including attending meetings, reviewing meeting materials in advance and serving all Board functions in a professional manner. One or more of these factors may be given more weight in a particular case and no single factor will be viewed as determinative. The Director Affairs Committee may use professional recruiters to identify candidates and, in addition to evaluating candidates recommended by stockholders, considers recommendations from other Board members, personal contacts and industry sources. During fiscal 2005, the Director Affairs Committee did not use any recruiters.

Stockholder Communications with the Board

Stockholders may communicate with the Board, its Committees, and the non-management directors as a group regarding any matter by addressing communications to the lead independent director, c/o Brian L. Halla, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. All communications should identify the amount and nature of the stockholder’s ownership of National stock. The Company Secretary will review all communications prior to delivery. All communications will be delivered unless the Secretary determines that the communication is not from a bona fide stockholder or constitutes a threat of physical harm or violence to National or our officers, employees or directors.

Compensation Committee Interlocks and Insider Participation

None of our non-employee directors have any material business relationships with us and none of our directors have loans from us. As noted above, the current members of the Compensation Committee are Messrs. Appleton, Maidique, and McCracken. During fiscal year 2005, no member of this Committee was an officer or employee of National or its subsidiaries. No member of this Committee has been an officer of National or had any other relationship we are required to disclose under SEC rules and all members are independent under the standards set by the New York Stock Exchange. No executive officer of National served as a member of the Compensation Committee of, or as a director of, any company where an executive officer of that company was a member of our Board or this Committee. We therefore do not have any Compensation Committee interlocks or insider participation we are required to report under SEC rules.

Director Compensation

We currently pay directors who are not employees of National an annual fee of $50,000, plus fees of $2,000 for each Board meeting attended and $1,500 for each Committee meeting attended. We pay the Chairman of the Director Affairs Committee and the Compensation Committee each an additional annual fee of $7,500, while the Chairman of the Audit Committee receives an additional annual fee of $12,500. Directors who are not employees are also reimbursed for actual expenses to attend meetings. If stockholders approve the amended and restated Director Stock Plan, no further meeting fees will be paid for attendance at Board meetings, although the $1,500 fee for each Committee meeting attended will continue.

We also pay a portion of director compensation in stock. Under the current terms of the Director Stock Plan, a plan approved by stockholders in 1992, each nonemployee director receives 2,000 shares of stock when first elected or appointed to the Board and, if the director remains in office, an additional 2,000 shares each following year. Nonemployee directors may also elect to take their annual fees in stock. During fiscal 2005, a total of 27,806 shares was issued to nonemployee directors under the Director Stock Plan. If stockholders approve the amended and restated Director Stock Plan, each nonemployee director will receive 12,000 shares of stock when first appointed or elected to the Board and an additional 12,000 shares upon each subsequent election by stockholders. Under the Director Stock Option Plan, a plan approved by stockholders in 1997, nonemployee directors also receive 10,000 stock options when first elected or appointed to the Board and 10,000 stock options each year as long as the director remains in office. During fiscal 2005, a total of 70,000 options with an exercise price of $15.57 was granted to nonemployee directors. If stockholders approve the amended and restated Director Stock Plan, the Director Stock Option Plan will terminate and no further options will be granted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons owning over 10% of our stock, to file reports of ownership and changes in ownership of National stock with the SEC. Copies of these reports must also be provided to us. Based upon our review of the copies of these reports provided to us, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those owning over 10% of the common stock were complied with during fiscal year 2005, except for the filing by Edward J. Sweeney, one of our executive officers, of a Form 4 that was one day late reporting a transaction involving an exercise of a Company stock option. The transaction was inadvertently omitted from the original Form 4 that was timely filed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has provided the following report:

The Audit Committee’s primary function is to assist the Board of Directors in its oversight of the integrity of the Company’s financial systems, including the Company’s accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors; oversees the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements; establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters, and otherwise discharges Audit Committee functions imposed by regulatory requirements. The Audit Committee specifically approves all audit and non-audit services performed by the independent auditor. The Committee’s responsibilities are more fully described in its Charter which has been adopted by the Board of Directors and is available on the Company’s website at http://www.national.com/invest. As required by the Charter, the Committee reviews and assesses the adequacy of its Charter on an annual basis.

The Audit Committee is composed of three non-employee members, each of whom is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee also includes at least one independent director who is determined by the Board to have the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Arnold has been designated by the Board of Directors as the audit committee financial expert.

The Audit Committee held 12 meetings during fiscal year 2005.

Management is responsible for the preparation, integrity, and objectivity of the Company’s consolidated financial statements. It also has responsibility for the public reporting process and maintaining adequate financial systems and controls. KPMG LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fairness and conformity of those financial statements to generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, KPMG LLP will express its own opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee those processes. As required by the Audit Committee Charter, the Audit Committee has:

•       reviewed and discussed the audited consolidated financial statements and internal controls over financial reporting with management;

•       discussed with KPMG LLP the results of its integrated audit including the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”;

•       received the written disclosures and the letter from KPMG LLP regarding auditor independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”;

•       discussed with KPMG LLP the accounting firm’s independence from the Company; and

•       considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence from the Company.

Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 29, 2005. The Audit Committee has also recommended, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for fiscal year 2006.

Gary P. Arnold—Chairman
Richard J. Danzig		Robert J. Frankenberg

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of National common stock (our only class of equity securities outstanding) beneficially owned as of July 22, 2005 by each director, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brian L. Halla	6,528,974	(1)	1.89%
Steven R. Appleton	90,879	(2)	*
Gary P. Arnold	162,000	(3)	*
Richard J. Danzig	110,021	(4)	*
Robert J. Frankenberg	144,000	(5)	*
E. Floyd Kvamme	282,409	(6)	*
Modesto A. Maidique	82,024	(7)	*
Edward R. McCracken	200,356	(8)	*
Donald Macleod	2,939,644	(9)	*
Kamal K. Aggarwal	1,859,554	(10)	*
Lewis Chew	1,005,058	(11)	*
Suneil Parulekar	663,039	(12)	*
All directors and executive officers as a group	16,070,615	(13)	4.65%

*                    Less than 1 percent.

       (1)  Includes 628 shares owned by a trust of which Mr. Halla is a beneficiary and 6,298,332 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

       (2)  Includes 70,000 shares which Mr. Appleton has the right to acquire within 60 days through the exercise of stock options.

       (3)  Includes 130,000 shares which Mr. Arnold has the right to acquire within 60 days through the exercise of stock options.

       (4)  Includes 90,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

       (5)  Includes 130,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

       (6)  Includes 140,000 shares which Mr. Kvamme has the right to acquire within 60 days through the exercise of stock options.

       (7)  Includes 70,000 shares which Dr. Maidique has the right to acquire within 60 days through the exercise of stock options.

       (8)  Includes 90,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

       (9)  Includes 2,205 shares held by a trust of which Mr. Macleod is a beneficiary and 2,837,083 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(10)  Includes 554 shares held by a trust of which Mr. Aggarwal is a beneficiary and 1,837,707 shares which Mr. Aggarwal has the right to acquire within 60 days through the exercise of stock options.

(11)  Includes 468 shares held by a trust of which Mr. Chew is a beneficiary and 985,124 shares which Mr. Chew has the right to acquire within 60 days through the exercise of stock options.

(12)  Includes 965 shares owned by a trust of which Mr. Parulekar is a beneficiary and 661,666 shares which Mr. Parulekar has the right to acquire within 60 days through the exercise of stock options.

(13)  Includes 868 shares owned by spouses, 11,380 shares owned by trusts of which the officer and/or director is a beneficiary and 15,279,093 shares which can be acquired within 60 days through the exercise of stock options.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows information on compensation paid or accrued by National and our subsidiaries for our chief executive officer and the four other most highly compensated executive officers during fiscal 2005 (collectively referred to as the named executive officers) for the last three fiscal years ended May 29, 2005, May 30, 2004, and May 25, 2003.

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation					Awards
					Other Annual	Securities	All Other
					Compensation	Underlying	Compensation
Name and Principal Position(1)	Year	Salary $(2)	Bonus ($)		($)(3)	Options (#)(4)	($)(5)
Brian L. Halla	2005	$884,069	$1,200,000		$1,185	500,000	$9,490
Chairman, President and CEO	2004	928,736	5,000,000		135,655	1,000,000	21,461
	2003	886,219	400,500		74,470	1,280,000	30,198
Donald Macleod	2005	535,653	560,000		5,000	300,000	15,498
Executive Vice President,	2004	567,483	2,200,000		6,460	420,000	21,813
and Chief Operating Officer	2003	535,097	330,000		813	550,000	20,896
Kamal K. Aggarwal	2005	452,426	500,233	(6)	9,084	130,000	6,157
Executive Vice President,	2004	471,914	1,500,000		0	320,000	15,215
Central Technology and	2003	441,708	220,000		7,500	425,000	13,071
Manufacturing Group
Lewis Chew	2005	350,364	265,000		0	125,000	10,443
Senior Vice President,	2004	363,840	900,000		1,000	260,000	14,103
Finance and Chief Financial	2003	343,603	160,000		3,000	320,000	12,332
Officer
Suneil Parulekar	2005	345,123	225,000		900	75,000	8,164
Senior Vice President,	2004	333,759	500,000		0	260,000	13,756
Analog Products Group	2003	315,984	200,000		0	70,000	13,198

(1)          Principal position is the position held at the end of the fiscal year. Effective the beginning of fiscal 2006, Mr. Halla became Chairman and CEO, Mr. Macleod became President and Chief Operating Officer, and Mr. Parulekar became Senior Vice President, Analog Signal Path Products Group. Mr. Aggarwal resigned his position effective the beginning of fiscal 2006 and retired from the Company in July 2006.

(2)          Salary reflects amount of salary paid during the applicable fiscal year. Amounts are dependent on number of payweeks in the fiscal year.

(3)          This column includes the aggregate incremental cost to National of providing personal benefits to the named executive officers for the last three years. The personal benefits we provide are financial counseling and tax preparation, executive health programs and access for personal use of corporate aircraft. We own a fractional share in a flexible aircraft sharing arrangement and we allow senior executive officers to use the aircraft on a limited basis for personal travel. We calculate the value of this benefit by determining the aggregate incremental cost to us for the personal use. Previously, we calculated the value of this benefit by reference to IRS compensation tables. Effective September 2004, the cost of personal use of the plane is fully borne by the executive. The amounts representing personal benefits in total for the last three years are: (i) financial counseling and tax preparation—Mr. Halla ($1,185 in fiscal 2005, $3,740 in fiscal 2004 and $535 in fiscal 2003); Mr. Macleod ($1,460 in fiscal 2004 and $813 in fiscal 2003); Mr. Aggarwal ($2,500 in fiscal 2003); Mr. Chew ($1,000 in fiscal 2004 and $3,000 in fiscal 2003); and Mr. Parulekar ($900 in fiscal 2005); (ii) executive health programs—Mr. Macleod ($5,000 in fiscal 2005 and $5,000 in fiscal 2004); Mr. Aggarwal ($5,000 in fiscal 2003); and (iii) personal use of corporate aircraft—Mr. Halla ($131,915 in fiscal 2004 and $73,935 in fiscal 2003); and Mr. Aggarwal ($9,084 in fiscal 2005).

(4)          Represents options granted under the Stock Option Plan and/or the Executive Officer Stock Option Plan. All share numbers have been adjusted to reflect the two-for-one stock split paid in the form of a 100% stock dividend in May 2004.

(5)          Consists of the following:

(a)          contributions and allocations to defined contribution retirement plans:

	Mr. Halla	Mr. Macleod	Mr. Aggarwal	Mr. Chew	Mr. Parulekar
2005	$8,400	$3,761	$5,600	$10,014	$7,744
2004	19,859	11,173	14,396	13,473	13,180
2003	16,819	13,333	12,356	11,433	11,140

(b)         value of life insurance premiums for term life insurance:

	Mr. Halla	Mr. Macleod	Mr. Aggarwal	Mr. Chew	Mr. Parulekar
2005	$1,090	$11,737	$557	$429	$420
2004	1,602	10,640	819	630	576
2003	1,371	9,653	699	535	490

(c)          refund of insurance demutualization proceeds:

	Mr. Halla	Mr. Macleod	Mr. Aggarwal	Mr. Chew	Mr. Parulekar
2003	$12,008	$16	$16	$364	$1,568

(6)          Includes amounts paid for recognition award in addition to annual incentive.

Stock Options

The following table shows information concerning stock option grants in fiscal 2005 to the named executive officers:

Option Grants in Last Fiscal Year

Individual Grants

	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/sh)(3)	Expiration Date	Grant Date Present Value ($)(4)
Brian L. Halla	500,000	7.12	$19.10	7/13/10	$5,222,700
Donald Macleod	200,000 100,000	2.85 1.42	19.10 19.74	7/13/10 5/9/11	2,089,080 950,410
Kamal K. Aggarwal	130,000	1.85	19.10	7/13/10	1,357,902
Lewis Chew	125,000	1.78	19.10	7/13/10	1,305,675
Suneil Parulekar	75,000	1.07	19.10	7/13/10	783,405

(1)          Options were granted under the Executive Officer Stock Option Plan during fiscal 2005. Options are granted at fair market value at the date of grant, and are exercisable while the officer is employed by National and for three months after termination of employment (five years in the case of retirement).

The vesting period is measured from the grant date. Options begin to vest one fourth on the first anniversary of the grant date and  1/48 each month thereafter, with full vesting achieved after four years. Each option granted during fiscal 2005 has a maximum term of six years and one day, subject to earlier termination if employment terminates.

(2)          We granted a total of 7,019,445 options to all our employees, including executive officers, during fiscal 2005.

(3)          The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and stock. We permit payment of all or part of required withholding taxes due upon exercise of the option, by withholding of shares valued at the fair market value of the common stock on the date of exercise that would otherwise be issued upon exercise of the option.

(4)          We chose the Black-Scholes option pricing model to estimate the Grant Date Present Value of the options set forth in the table. Our use of this model should not be construed as an endorsement of its accuracy for measuring options. With the exception of the options granted to Mr. Macleod in May, 2005, the following assumptions were made for purposes of calculating the Grant Date Present Value on the grants awarded in fiscal 2005: risk-free rate of return of 3.097%, no dividend yield, term of 4.04 years, and volatility factor of 69.85%. For the options granted to Mr. Macleod in May 2005, the assumptions were: risk-free rate of return of 3.694%, dividend yield of ..003, term of 3.87 years, and volatility factor of 58.43%. The actual value that the executive officer will receive from the stock option grants will depend on the future performance of the stock and the price of the stock at the time of exercise.

Option Exercises

The following table shows information concerning the named executive officers’ exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

	Shares Acquired	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	on Exercise (#)	($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable
Brian L. Halla	0	$0	5,973,332/2,106,668	$42,709,410/14,360,840
Donald Macleod	0	0	2,728,500/1,017,500	19,199,185/ 6,233,925
Kamal K. Aggarwal	250,000	3,450,020	1,746,666/658,334	11,125,018/ 4,684,470
Lewis Chew	0	0	881,166/565,834	6,142,002/3,748,788
Suneil Parulekar	72,500	984,939	609,166/353,334	4,230,427/2,189,920

(1)          Represents the market value of the underlying shares on the date of exercise less the exercise price.

(2)          Represents the difference between $20.41, the market price of the common stock at fiscal year end, and the exercise price.

Loans

None of the named executive officers have loans from us.

Employment Contracts and Termination of Employment and Change-of-Control Agreements

We have change-of-control employment agreements with each executive officer, including the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change of control of National. If, during the three-year period, the officer’s employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason (cause, disability and good reason all as defined in the agreement), the officer will receive a lump-sum cash payment consisting of (i) the officer’s base salary through the date of termination; (ii) a proportionate bonus based on the higher of the officer’s most recent annual bonus or the bonus for the prior fiscal year (the “highest annual bonus”); (iii) the product of 2.99 times the sum of the officer’s base salary and the “highest annual bonus”; and (iv) any unpaid deferred compensation and vacation pay. In addition, the officer will receive continued health and welfare benefits for three years and certain lump-sum payments under pension and retirement plans then in effect. Subject to certain limitations, the officer will receive a gross-up amount to compensate the officer for any Internal Revenue Code golden parachute excise taxes.

When employment of executive officers is terminated other than in change-of-control situations, executive officers are entitled to receive the same benefits as any other terminating employee, including payment of accrued vacation. Any other benefits a terminating executive may receive are subject to negotiation at the time of termination. In addition, we have a limited program that provides medical and dental coverage for certain retired directors and certain other retired officers who held at least a Vice President title and were appointed by the Board.

The Board had approved a retirement benefit for Board members providing for the payment of the annual director’s fee (currently $50,000 per year) for a period of one half of the number of years the director served on the Board, with these payments limited to a maximum of twelve years. The benefit was terminated in fiscal 1998 for all current directors who had served for less than six years at that time and it is not made available to any other directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s Compensation Committee of the Board of Directors (“the Committee”) administers the Company’s executive compensation program and stock plans and is responsible for approving and reporting to the Board on all elements of compensation of the Company’s executive officers. The Committee’s Charter can be found on the Company’s website at http://www.national.com/invest.

Committee membership and process

Consistent with the listing requirements of the New York Stock Exchange, the Committee is composed entirely of independent non-employee directors. Throughout fiscal year 2005, Directors Appleton and Maidique continued to serve as members of the Committee; and Director McCracken continued as Committee Chairman. Each year, the Company reviews any and all relationships that each Director may have with the Company and the Board reviews the Company’s findings. The Board has affirmatively determined that none of the Committee members has any material business relationships with the Company.

The Committee regularly meets without any employees present to discuss executive compensation matters, including the CEO’s compensation. The Committee has retained the services of an independent compensation consulting firm selected by the Committee to assist with executive compensation program design, calibrating the program to Company performance and the competitive market, and monitoring program effectiveness. The Committee has the authority to determine the scope of the firm’s services and retains the right to terminate the consultant’s contract at any time.

The Committee’s report on executive compensation matters includes:

•       a description of the program for fiscal year 2005, and

•       the proposed program for fiscal year 2006.

Compensation Philosophy and Comparative Framework

The executive compensation program is designed to align each individual executive’s compensation with the Company’s short-term and long-term performance, based on the following principles:

•       Pay for achievement of business and strategic objectives, measured on the Company’s financial and operating performance and individual strategic, management and development goals;

•       Pay competitively, with compensation set at levels that will attract and retain key employees;

•       Align compensation with expectations of stockholders through the use of a balance of equity compensation and executive ownership guidelines.

The compensation program for each named executive officer, and all other executive officers of the Company, consists of four elements:

•       Base salary;

•       Performance-based annual cash incentive;

•       Equity award;

•       Other benefits.

The Company competes for executive talent with companies in semiconductor, electronics and various other sectors of the high technology industry. In evaluating the competitive landscape, the Committee looks at broad industry, peer group and national survey results in order to align the Company’s practices with other companies in the industry.

Executive Compensation in Fiscal 2005

Base Salary

The Committee reviews salaries annually at the beginning of each fiscal year and in connection with promotions, but does not necessarily make adjustments to every officer’s salary each year. In considering an adjustment, the Committee takes into account both the individual performance of the Company’s executive officers, as well as the base salaries that are paid to senior executives with comparable qualifications, experience and scope at comparative companies. The Committee has the opportunity to meet with senior executives at various times during the year, which allows the Committee to form its own assessment of each executive’s performance. Each year, Mr. Halla presents to the Committee his evaluation of each executive officer, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following Mr. Halla’s presentation and a review of the competitive market, the Committee makes its own assessments and approves compensation for each executive.

As part of the evaluation made in early fiscal 2005, there were no adjustments made to base salary for any of the named executive officers other than an increase in the salary of Mr. Parulekar, the Senior Vice President of our very successful Analog Products Group. In connection with his promotion to President and Chief Operating Officer effective at the beginning of fiscal 2006, Mr. Macleod received a salary increase. As part of the evaluation and review made at the beginning of fiscal 2006, the base salary for Mr. Chew was increased effective July 24, 2005. Total salary paid in fiscal year 2005 to the named executive officers is shown in the Summary Compensation Table under “Salary.”

Executive Officer Incentive Plan

The Company’s Executive Officer Incentive Plan provides for annual incentive awards, expressed as a percent of base salary and paid in cash based on corporate and individual performance results.

The Committee approves goals at the beginning of each fiscal year. Individual goals for each officer vary depending on position and areas of responsibility and may include such goals as revenue growth, key customer results, technology improvements, market share, new product introduction, cycle time reduction, and quality targets. At the end of the fiscal year, the Committee reviews the performance of the Company and the officers against the goals. Actual incentives are then calculated based on goal performance, which the Committee certifies has been attained.

In setting financial goals for fiscal 2005, the Committee continued to believe that delivering significant returns on invested capital (ROIC) was the most effective way to improve shareholder value. The Committee further felt that for fiscal 2005 ROIC could be most positively influenced by further improving gross margins and by growing revenues relative to industry peers. Accordingly, for fiscal 2005 the Committee selected two key financial goals: relative revenue growth and increases in gross margin, in addition to individual operational goals, for the annual incentive for executive officers. Mr. Halla’s incentive goals were based solely on relative revenue growth and gross margin improvement.

As illustrated above, while the Company’s revenues for the year declined in both absolute and in relative terms, ROIC was greater than 20% for the second year in a row. With respect to the financial incentive goals, gross margins increased from 51% in fiscal 2004 to 53.4% in fiscal 2005, however revenue growth relative to competitors was less than the benchmarks set by the Committee. Consistent with the goal of aligning payments with performance, the Committee approved incentive payments for the named executive officers determined in accordance with the actual performance on the performance goals. The annual incentive payments are shown in the “Bonus” column in the Summary Compensation Table.

Stock option program

The Company continues to rely on stock options to retain employees and align their interests with those of stockholders. Stock options have historically been a major component of the Company’s compensation package for executive officers and for many salaried employees, consistent with practices throughout the semiconductor industry.

For the past several years, the Company has been reducing the total number of options granted each fiscal year. As part of this plan, total option grants to officers and employees have dropped from approximately 6.7% of common shares outstanding in fiscal year 2001 to 2.0% in fiscal year 2005. On an absolute basis, grants net of forfeitures in fiscal 2005 represented 0.92% of common shares outstanding.

The goal for fiscal year 2005 was 7.15 million or approximately 2% of common shares outstanding at the beginning of the fiscal year. Actual usage for employee stock options in 2005 was 7.02 million. As part of the management of the use of stock options, the number of shares allocated to named executive officers, including Mr. Halla, has been reduced. In fiscal 2005, options to purchase 1.13 million shares were granted to named executive officers, down from 2.23 million in fiscal 2004.

In fiscal 2005, option grants to executive officers were made only under the stockholder approved Executive Officer Stock Option Plan. Under all Company stock option plans, options are granted at the fair market price on date of grant. All options granted in fiscal 2005 to all employees, including executive officers, expire six years and one day after the date of the grant.

Options granted in fiscal 2005 to the named executive officers are shown in the Summary Compensation Table under “Securities Underlying Options.”

Stock ownership requirements

The Board of Directors, upon the Committee’s recommendation, has adopted stock ownership guidelines for the executive officers to ensure that they have a meaningful economic stake in the Company. Executives have four years to satisfy the guidelines, which are expressed as a specified number of shares. The Committee reviews the guidelines from time to time and monitors the executives’ progress toward meeting the guidelines annually. Stock held directly by the officer counts toward the requirements. Unexercised stock options, and shares held in National’s Retirement and Savings Program and Deferred Compensation Plan do not count toward satisfying the guidelines. The guidelines and each named executive officer’s ownership (as of the end of fiscal 2005) are shown in the following table:

Named Officer	Target # of Shares	Actual Shares Owned (5/29/05)
Mr. Halla	200,000	230,214
Mr. Macleod	80,000	100,356
Mr. Aggarwal*	20,000	21,293
Mr. Chew	20,000	19,466
Mr. Parulekar	20,000	408

*                    Mr. Aggarwal retired after the end of fiscal 2005.

Other Benefits

Executive officers do not participate in the Company’s employee stock purchase plan. Medical, dental, life, and benefit programs that are made available to all salaried employees are also made available to executive officers. Executive officers are also eligible to receive reimbursement for certain financial counseling and medical exam expenses and are eligible to participate in an executive disability plan. Certain executive officers have individually owned life insurance policies (for which the Company and the officer each pay a portion of the cost). Executive officers have the opportunity to participate in the Company’s 401(k) plan, which is available to all U.S. employees. Executive officers may also participate in the Deferred Compensation Plan, which is available to all U.S. employees who meet the IRS definition of a highly compensated employee. The Deferred Compensation Plan allows officers to defer payment of portions of their salary and all or portions of the annual incentive. Deferred amounts are maintained in a “rabbi trust” and officers can direct the investment of their plan accounts in the same investment funds offered by the 401(k) plan. Actual amounts eventually paid to the officer from the Deferred Compensation Plan will depend on the performance of the investments selected by the officer. Certain executive officers are also permitted to use the corporate jet for personal travel.

The value of certain of these benefits is disclosed in the “Other Annual Compensation” and the “All Other Compensation” columns of the Summary Compensation Table. Detail as required by SEC rules is included in the footnotes to the Table.

CEO Compensation in Fiscal 2005

Brian L. Halla has served as Chairman, President and CEO of the Company since May 1996. Effective with the beginning of fiscal 2006, he now serves as Chairman and CEO. The Committee adheres to the same general compensation principles described above to determine Mr. Halla’s compensation. In that regard, the Committee has identified specific criteria for evaluating Mr. Halla’s performance to be considered in addition to the Company financial results. The criteria include leadership of the Company, maintenance of business ethics and effective governance, employee programs and management succession, productive customer relations, shareholder value and effective Board and shareholder communications. In evaluating Mr. Halla’s performance in fiscal 2005, the Chairman of the Committee interviewed Board members and reported his findings on each criterion.

Mr. Halla’s base salary remained at $890,000 during fiscal 2005.

Mr. Halla’s incentive award for fiscal 2005 reflected the Company’s financial performance as measured by relative revenue growth and increases in gross margin, as discussed above. The Committee approved an incentive award payment of $1.2 million for Mr. Halla for fiscal 2005 based on the Company’s performance on these metrics.

Mr. Halla was granted stock options during fiscal 2005 at the same times and the same prices that grants were made on a broad basis to other employees. Consistent with the Committee’s strategy to reduce option usage across the board, Mr. Halla’s fiscal 2005 grant of 500,000 shares is less than his grant in fiscal 2004.

The Committee reviews Mr. Halla’s total compensation package on an annual basis and analyzes it in view of competitive data and Company performance. The following graphic demonstrates the percent rank showing the Company in comparison to industry peers used by the Committee to align the Company’s practices with other companies in the industry of Mr. Halla’s total direct compensation package (TDC) for fiscal 2005 (salary, incentive, and value of stock option grants) compared to the percent rank for 3-year total shareholder return (TSR).

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for the named executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Company’s policy is to qualify, to the extent deemed reasonable by the Committee, the compensation of executive officers for deductibility under applicable tax laws and the Company’s incentive and equity plans are designed accordingly. However, because the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company’s success while also aligning compensation to performance, the Committee recognizes that the loss of a tax deduction may be necessary in some circumstances. With the exception of the incentive paid to Mr. Parulekar, the Committee believes that all incentive compensation for fiscal 2005 for the named executive officers, including Mr. Halla, is deductible. In Mr. Parulekar’s case, the Committee approved an incentive that may not be fully deductible so it could recognize him for his performance in leading the Analog Products Group, which performed extremely well during the fiscal year and contributed significantly to the Company’s overall financial performance.

Executive Compensation Strategy in Transition

Fiscal 2005 continues to be a transition year for executive compensation at National. Implementation of the new executive compensation program began in fiscal year 2004 and should be fully completed during fiscal 2006. The elements of the compensation program continue to be: base salary program, which remains unchanged; annual cash incentive focused on key financial metrics, which may be expressed in absolute terms or relative to the performance of industry peers; benefits; and long-term equity awards. A renewed emphasis has been placed on performance, to strengthen the alignment with the interests of the Company’s stockholders, and the historical mix between cash and equity has been rebalanced. The new equity program for executive officers was approved during fiscal 2005 at the October 2004 stockholders meeting and will be used for equity compensation from fiscal 2006 onwards.

Equity strategy

Historically, the Company has relied almost exclusively on conventional stock options for equity compensation. There has been selective use of restricted stock that vested based on continued service for a limited number of employees with skills and expertise the Company considers important. The change in accounting treatment for stock based compensation awards is currently scheduled to become effective for the Company at the beginning of fiscal year 2007 that begins May 29, 2006. Despite the accounting change, the Committee has determined that the current equity strategy continues to be not only the best, but an essential, strategy for the Company to attract and retain employees other than executive officers.

For fiscal 2005, the Committee decided that it would continue to use stock options for executive officers. However, grant levels for 2005 were significantly lower than for fiscal 2004 so that the Company could manage to a 2% usage rate for the option programs.

As noted above, beginning with fiscal year 2006, the Committee will implement the new executive officer equity plan approved last year by stockholders. Equity awards will be more closely aligned with the Company’s performance, and the Committee will grant a combination of stock options and performance share units, with the emphasis on performance share units. The performance share units will have a two year performance period and will be paid out in the form of stock upon achievement of pre-determined financial metrics.

Edward R. McCracken—Chairman
Steven R. Appleton	Modesto A. Maidique

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board has nominated the eight director candidates named below. Personal information on each of our director candidates is also provided below. All of our nominees currently serve as directors. None of our directors, except Brian L. Halla, CEO of National, are employed by National. All directors are elected for one year terms. Directors cannot stand for reelection after they have reached age 70. If a director nominee becomes unavailable before the meeting, your proxy authorizes the persons named as proxies to vote for a replacement nominee. We do not expect any nominee to be unable or unwilling to serve as a director.

The following table shows basic information about each nominee:

Name	Age*	Principal Occupation and Business Experience	Director Since
Brian L. Halla	58

Mr. Halla served as Chairman of the Board, President and Chief Executive Officer of National from the time he joined the Company in May 1996 until the beginning of the 2006 fiscal year. He is now Chairman of the Board and Chief Executive Officer of National. He came to National from LSI Logic Corporation where he was Executive Vice President of LSI Logic Products. He had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group. Prior to that, he was with Intel Corporation for 14 years, where his last position was Director of Marketing for Intel’s Microcomputer Group.

			1996
Steven R. Appleton	45

Mr. Appleton is the Chairman of the Board, Chief Executive Officer and President of Micron Technology, Inc., a position he has held since 1994. Micron is a leading worldwide provider of semiconductor memory solutions for computer and computer-peripheral manufacturing, consumer electronics, CAD/CAM, office automation, telecommunications, networking, data processing, and graphics display. He joined Micron in 1983 and held a series of increasingly responsible positions, including Production Manager, Director of Manufacturing, and Vice President of Manufacturing, before he was named President and Chief Executive Officer in 1991. Mr. Appleton is a director of Micron Technology, Inc.

			2001

Gary P. Arnold	63	Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a leading supplier of product design and simulation software, from 1993 (appointed Chairman in 1994) until 2000. Prior to that, Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. and had also served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990. Mr. Arnold has a CPA certification and a B.S. degree in accounting and is a graduate of the law school at the University of Tennessee. Mr. Arnold is a director of Telenetics Corporation.	1989
Richard J. Danzig	60

Mr. Danzig served as Secretary of the Navy in the Clinton administration from November 1998 to January 2001 and was Undersecretary of the Navy from November 1993 to May 1997. In between, he was a Traveling Fellow in Asia and Europe for the Center of International Political Economy and an Adjunct Professor at Maxwell’s School of Citizenship and Public Affairs. He previously served on our Board from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. He is currently a Senior Fellow at the Center for Naval Analysis, a consultant to the U.S. government, and a Nunn Prize Fellow at the Center for Strategic and International Analysis. Mr. Danzig is a graduate of Reed College and also has degrees from Yale Law School and from Oxford University, where he was a Rhodes Scholar. Mr. Danzig is a director of Human Genome Sciences, Inc.

			2001
Robert J. Frankenberg	58

Mr. Frankenberg is Chairman and acting CEO of Kinzan, Inc., a web services software company dedicated to creating products and services that address complex e-business needs of the extended enterprise. He had previously served as President and CEO of Encanto Networks, Inc.; Chairman, President and Chief Executive Officer of Novell, Inc.; and as a management consultant with NetVentures. He has a degree in computer engineering from San Jose State University and is a SEP graduate of Stanford University’s Graduate School of Business. Mr. Frankenberg is a director of Electroglas, Inc., Extended Systems Incorporated, ScanSoft, Inc. and Secure Computing Corporation.

			1999

E. Floyd Kvamme	67	Mr. Kvamme is a partner in Kleiner Perkins Caufield & Byers, a high technology venture capital firm. Mr. Kvamme joined National in 1967 and was serving as President of our former subsidiary, National Advanced Systems Corporation, at the time of his departure from National in 1982. He presently serves as co-chair of the Presidential Council of Advisors on Science and Technology. Mr. Kvamme has two degrees in electrical engineering. Mr. Kvamme is a director of Harmonic, Inc., Photon Dynamics, Inc. and Power Integrations, Inc.	1998
Modesto A. Maidique	65	Dr. Maidique has been President of Florida International University, a public research university with an enrollment of 35,000 students, since 1986. He has served on the faculties of Stanford University, Harvard University and the Massachusetts Institute of Technology. He was a co-founder of Analog Devices, Inc. and served as Vice President and General Manager of the Linear IC Division at Analog Devices. Dr. Maidique is a director of Carnival PLC.	1993
Edward R. McCracken	61	Mr. McCracken retired as Chairman and Chief Executive Officer of Silicon Graphics, Inc. in 1998. Silicon Graphics designs, manufactures and markets visual computer systems used for conceptual design, analysis and simulation. He was previously employed by Hewlett-Packard for 16 years. Mr. McCracken has an MBA from Stanford University.	1995

*                    Age at May 29, 2005, the last day of our 2005 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS. THE DIRECTORS ARE ELECTED BY A PLURALITY VOTE.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 28, 2006. The Audit Committee has reappointed KPMG LLP as our independent auditors and has recommended that the appointment be ratified by stockholders. KPMG LLP has been our independent auditor since we were incorporated in 1959 and has offices or affiliates in most localities throughout the world where we have operations.

The Audit Committee meets with KPMG LLP several times a year. At these meetings, the Committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the Committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in sections of this proxy statement titled “Corporate Governance, Board Meetings and Committees” and “Report of the Audit Committee.” A copy of the Audit Committee Charter can be found on our website at http://www.national.com/invest.

A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders’ questions or have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

The following table sets forth the fees paid or accrued for audit and other services provided by KPMG LLP during the last two fiscal years:

Fee Type	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$3,709,000	$2,169,000
Audit-Related Fees(2)	11,000	37,000
Tax Fees(3)	292,000	346,000
All Other Fees(4)	8,000	12,000
Total Fees	$4,020,000	$2,564,000

(1)          Includes fees billed for each of the last two fiscal years for professional services rendered in connection with the audit of the annual financial statements, review of financial statements included in the 10-Q filings, and for services provided for statutory and regulatory filings or engagements for those fiscal years. The fees for fiscal year 2005 include audit fees related to the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

(2)          Includes fees billed in each of the last two fiscal years for assurance and related services and the audit of employee stock plans in fiscal year 2004.

(3)          Includes fees billed in each of the last two fiscal years for tax compliance, tax advice, and tax planning.

(4)          Includes other fees not included in the above categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its Charter, the Audit Committee must pre-approve the audit services and permitted non-audit services to be rendered by the independent auditors before they may be engaged to render such services. The Charter allows the Audit Committee to delegate its authority to pre-approve services to the Audit Committee Chairman, who must present any such delegated approvals to the full Committee at the next Committee meeting. In practice, the Audit Committee has delegated this pre-approval authority to be used to approve services (other than the basic audit services) of a non-routine nature that need to commence before the Committee is next able to meet. During fiscal 2005, all audit and permissible non-audit services were pre-approved pursuant to the Charter requirements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2006. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION. A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

PROPOSAL 3. APPROVAL OF THE AMENDED AND RESTATED DIRECTOR STOCK PLAN

The Director Stock Plan (“Director Plan”) has been in operation since it was first approved by stockholders in 1992. The Director Plan gives directors the opportunity to increase their ownership of Company stock, thereby increasing the commonality of interests between directors and stockholders. It also helps the Company in recruiting and retaining highly qualified individuals to serve as directors. In view of the added responsibilities and time commitment now required by Board membership, the Board has reviewed the director compensation package and is recommending certain changes in the compensation structure. As a result, we are asking stockholders to approve changes in the Director Plan that will: (i) increase the number of shares issued annually on an automatic basis to directors from 2,000 to 12,000; (ii) extend the restriction period before the shares can be transferred or sold; and (iii) increase the total number of shares available for issuance under the Director Plan. These changes will make equity a larger component of director compensation, which we believe will further align director interests with those of stockholders.

In addition to the Director Plan, the present director compensation package consists of an annual cash retainer fee, fees for meeting attendance and stock options. Each director receives an annual retainer of $50,000, with the Audit Committee Chairman receiving an additional annual retainer of $12,500 and the Chairmen of the Compensation and Director Affairs Committee each receiving an additional $7,500. Directors also receive meeting fees of $2,000 for each Board meeting attended and $1,500 for each Committee meeting attended. In addition to the stock received under the Director Plan, directors also receive an annual automatic option grant for 10,000 shares pursuant to the terms of the Director Stock Option Plan. As part of its evaluation of the compensation structure, the Board determined that in order to attract highly qualified directors, compensation needed to be competitive. A review of competitive data prepared on behalf of the Board by an independent consultant engaged by the Director Affairs Committee showed that the equity component of the current compensation package was well below market levels. The Board has decided that in enhancing the value of the equity portion of the compensation, it should move away from options to full-value shares because it better aligns directors’ financial interests with long-term value creation. As a result, the Board decided to amend the Director Plan as described herein, and if stockholders approve the amended and restated Director Plan, the Director Stock Option Plan will be terminated and the meeting fee for Board meeting attendance will be eliminated.

The full text of the amended and restated Director Plan appears in Appendix A. The principal features of the amended and restated Director Plan are outlined below and should be reviewed along with Appendix A.

Description of the Director Plan

The Director Plan authorizes the issuance of shares of the Company’s common stock to eligible non-employee directors of the Company. At present, we have seven directors who are eligible to participate in the Director Plan. As revised, shares would be issued automatically to the eligible directors as follows: (i) on the date of each election of the director by the stockholders, each director is issued 12,000 shares; and (ii) on the date of initial appointment at any time during the year other than at the annual stockholders meeting, the new director is issued 12,000 shares. Previously, the number of shares issued at these times was 2,000 shares. Directors may also make an irrevocable election at the time of the initial appointment to the Board and each subsequent election by stockholders to receive the full value of the annual cash retainer fees for Board membership and Committee Chairmanship in stock. As noted above, the current annual cash retainer fee is $50,000; the Audit Committee Chairman receives an additional fee of $12,500 and the Chairmen of the Compensation Committee and Director Affairs Committee each receive an additional fee of $7,500. The number of shares issued when this election is made is determined by dividing the retainer fee by the opening price of the stock on the New York Stock Exchange on the applicable date, so the number of shares issued in these situations depends on the stock price and the amount of the retainer fee.

Since the number of shares to be issued automatically upon election or appointment has been increased substantially, the number of shares authorized for issuance under the Director Plan has been increased from 400,000 to 900,000. At present, there are 141,390 shares remaining available for issuance under the Director Plan. With a Board of seven nonemployee directors, a minimum of 84,000 shares will be issued each year (without taking into consideration whether retainer fees are taken in stock), so the increase in authorized shares is necessary to “fund” the stock grants over the next few years and to provide flexibility to allow for additional Board members.

The period during which the annual automatic grant of 12,000 shares issued under the Director Plan is restricted from sale, assignment or other transfer has been increased from six months to thirty six months. In the event any recipient ceases to act as a director prior to the expiration of the thirty six month period, all rights in and to these shares revert to National. The restriction period for shares issued in lieu of the annual retainer remains at six months. An exception is permitted in both cases when service as a director terminates because of death, disability or retirement. For these purposes, disability means inability to perform any services for National and retirement means termination of service as a director at any time after completion of five years of service as a director or upon reaching the mandatory director retirement age of seventy. For new directors who receive shares of stock upon an initial appointment or election, the director must have served a minimum of six months as a director in order to have the restrictions removed upon termination of service because of death, disability or retirement.

In the event of any change in National’s shares through a stock dividend, stock split, capitalization resulting in a stock split, combinations or exchanges of shares, the number of shares available for issuance under the Director Plan, as well as the number of shares to be issued automatically pursuant to the terms of the Director Plan, will be proportionately adjusted.

The Board may amend, modify, suspend or terminate the Director Plan to address any changes in legal requirements or any other purpose permitted by law. The Director Plan cannot be amended more than once every six months except to comply with changes in the Internal Revenue Code or the Employee Retirement Income Security Act and any regulations issued under either statue. The last time the Director Plan was amended was 1997. Stockholder approval will be sought for amendments to the Director Plan if it is determined to be required or advisable under SEC or IRS regulations, applicable stock exchange rules and applicable laws and regulations.

We record director compensation expense in connection with the Director Plan.

Summary of Benefits Under the Director Plan

The Director Plan is only available to directors who are not employees of National. In fiscal 2005, each eligible director was issued 2,000 shares of stock at the time of the annual stockholders meeting in October 2004. Eligible directors who elected to receive their annual retainer fees in stock were issued additional shares of stock as permitted by the terms of the Director Plan. If the amendments to the Director Plan had been in effect in fiscal 2005, and after taking account the elections each director made with respect to their retainer fees, each eligible director would have received the following total number of shares:

Director Name	Dollar Value ($)(1)	# of Shares
Steven R. Appleton	$236,835	15,211
Gary P. Arnold	186,840	12,000
Richard J. Danzig	186,840	12,000
Robert J. Frankenberg	186,840	12,000
E. Floyd Kvamme	236,835	15,211
Modesto A. Maidique	244,324	15,692
Edward R. McCracken	244,324	15,692
All current directors who are not executive officers as a group	1,522,838	97,806

(1)          Value is based on $15.57, the opening price of the stock on the date of the annual meeting of stockholders in October 2004. The value of any fractional shares is paid in cash.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for directors to ensure that they have a meaningful economic stake in National. The Board reviews the guidelines annually and monitors each director’s progress in meeting the guidelines. Only stock held directly by the director counts towards the requirements; unexercised stock options are not counted toward satisfying the guidelines. The guideline for each director is currently 8,000 and all directors own shares in excess of that amount. The revised Director Plan will enable directors to significantly augment their holdings, thereby increasing the commonality of directors’ financial interests with those of stockholders.

Summary

We believe that the revised Director Plan will make the director compensation package more competitive, result in increased director ownership of National stock, and further align directors’ financial interests with long-term value creation. As noted above, if stockholders approve the revised Director Plan, the fees for Board meeting attendance will be eliminated and the Director Stock Option Plan will terminate. No new options will be granted under the Director Stock Option Plan but directors will be allowed to exercise existing options pursuant to the terms of the options.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDED AND RESTATED DIRECTOR STOCK PLAN. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” APPROVAL. AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of May 29, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders:
Option Plans(1)	23,983,935	$14.57	1,475,562
Employee Stock Purchase Plan	—	—	13,358,764
Director Stock Plan	—	—	141,390
2005 Executive Officer Equity Plan(2)			3,000,000
Equity compensation plans not approved by security holders:
Option Plans(3)	53,565,463	$15.56	48,983,976
Restricted Stock Plan	—	—	1,948,010
Total	77,549,398		68,907,702

(1)          Includes shares to be issued upon exercise of options under the Stock Option Plan, Executive Officer Stock Option Plan and Director Stock Option Plan.

(2)          Includes shares to be issued upon the exercise of options and/or stock appreciation rights, as well as shares issued upon payment of performance share awards.

(3)          Includes shares to be issued upon exercise of options under the 1997 Employees Stock Option Plan.

Information about our Equity Compensation Plans not Approved by Stockholders

The 1997 Employees Stock Option Plan provides for the grant of nonqualified stock options to employees who are not executive officers of the Company. Options are granted at market price on the date of grant and can expire up to a maximum of between six years and one day and ten years and one day after grant or three months after termination of employment (up to five years after termination due to death, disability or retirement), whichever occurs first. All options granted since the beginning of fiscal 2004 expire six years and one day after date of grant. Options can vest after six months; all options granted since the beginning of fiscal 2004 begin to vest after one year, with vesting completed on a monthly basis ratably over the next three years. The plan was amended in fiscal 2005 to limit the maximum term of options to six years and one day, prohibit regrants or repricing of options, and limit the number of options granted under the plan in any one fiscal year to no more than two percent of the number of shares of our issued and outstanding common stock. These provisions cannot be changed without approval by the stockholders of the Company.

Our Restricted Stock Plan authorizes issuance of restricted stock to employees who are not officers of the Company. The plan has been made available to employees with technical expertise and skills we consider important. The restrictions expire over time, ranging from one to six years after issuance.

COMPANY STOCK PRICE PERFORMANCE

The following graph compares a $100 investment in National stock at the beginning of a five year period, with a similar investment in the Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Semiconductor Industry Index. It shows cumulative total returns over the five year period, assuming reinvestment of dividends.

Comparison of Five Year Cumulative Total Return* Among National,
S&P 500 Index and S&P 500 Semiconductor Industry Index

Total Stockholder Returns

	May 00	May 01	May 02	May 03	May 04	May 05
National Semiconductor Corp.	$100.00	$52.32	$59.78	$41.73	$80.64	$75.18
S&P 500 Index	$100.00	$89.80	$77.23	$67.70	$82.72	$90.08
S&P 500 Semiconductor Industry Index	$100.00	$46.92	$39.06	$26.51	$39.05	$36.60

*                    Assumes $100 invested on 5/31/00 in stock or index, including reinvestment of dividends.

Notwithstanding anything to the contrary stated in anything we have previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Stock Price Performance Graph shall not be incorporated by reference into such filings; nor shall the reports or graph be incorporated by reference into future filings.

OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

Our common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 11, 2005. At the close of business on that date, we had issued and outstanding 343,254,001 shares of common stock and the closing price of the common stock as reported in The New York Times was $24.19.

The holders of a majority of the issued and outstanding shares of the common stock have to be present, in person or by proxy, to constitute a quorum at the 2005 annual meeting of stockholders. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes count for determining a quorum. Abstentions have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor. Broker non-votes are not counted in determining the number of shares voted on proposals and therefore do not affect the outcome of voting on a particular proposal. Each holder of common stock is entitled to one vote for each share held.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of more than 5% of National’s outstanding common stock as of July 22, 2005 as reported to the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp	52,624,191	(1)	15.22%
82 Devonshire Street
Boston, MA 02109
Ralph V. Whitworth	33,539,640	(2)	9.70%
Relational Investors, LLC
12400 High Bluff Drive, Suite 600
San Diego, CA 92130

(1)          Includes 4,610,212 shares of which FMR Corp. has sole voting power and 52,624,191 shares of which FMR Corp. has sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 14, 2005, filed jointly by FMR Corp. on behalf of: itself; its wholly owned subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc.; Edward C. Johnson 3rd, chairman and owner of 12.0% of the aggregate outstanding voting stock of FMR Corp.; Abigail Johnson, director and owner of 24.5% of the aggregate outstanding voting stock of FMR Corp.; and Fidelity International Limited, of which Edward C. Johnson 3rd is chairman and 39.89% of which is owned by a partnership controlled by Edward C. Johnson 3rd and members of his family.

(2)          Includes 33,539,640 shares of which Ralph V. Whitworth and Relational Investors, LLC have sole voting and dispositive power. The information concerning shares owned is from a Schedule 13-D (Amendment No. 7) dated June 27, 2005 filed jointly by Relational Investors, L.P. (“RILP”), Relational Fund Partners, L.P. (“RFP”), Relational Coast Partners, L.P. (“RCP”), Relational Partners, L.P. (“RP”), RH Fund 1, L.P. (“RH1”), RH Fund 2, L.P. (“RH2”), Relational Investors III, L.P. (“RI III”), RH Fund 4, L.P. (“RH4”), RH Fund 6 L.P. (“RH6”), RH Fund 7, L.P. (“RH7”), Relational Investors VIII, L.P. (“RI VIII”), Relational Investors IX, L.P. (“RI IX”), Relational Investors X, L.P. (“RI X”), Relational Investors XI, L.P. (“RI XI”), Relational Investors XII, L.P. (“RI XII”), Relational Investors XIV, L.P. (“RI XIV”), Relational Investors, LLC (“RILLC”), Ralph V. Whitworth, David H. Batchelder, Joel L. Reed and James J. Zehentbauer. RILLC is the

sole general partner of RILP, RFP, RCP, RP, RH1, RH2, RH4, RH6, RH7, RI VIII, RI IX, RI XI, RI XII, and RI XIV and the sole managing member of Relational Asset Management LLC and Relational Investors X GP LLC, which serve as general partners of RI III and RI X respectively. Messrs. Whitworth and Batchelder are the principals of RILLC and Messrs. Zehentbauer and Reed are the principals of Relational Advisors LLC.

STOCKHOLDER PROPOSALS

In order to be included in next year’s proxy statement and proxy card to be used in connection with our 2006 annual meeting of stockholders, stockholder proposals must be received in writing by us no earlier than May 4, 2006 and no later than June 3, 2006. Any proposal received after June 3, 2006 will be considered untimely. The proposals must also comply with applicable law and regulations and should be directed to our Secretary at the following address: Secretary, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, M/S G3-135, Santa Clara, CA 95052-8090. The proxies designated by our Board of Directors will have discretionary authority to vote on any matters properly presented by a stockholder for consideration at our 2006 annual meeting of stockholders but not otherwise submitted for inclusion in the proxy materials for the meeting unless notice of the matter is received by us on or before July 13, 2006 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

ANNUAL REPORT

The annual report for our fiscal year ended May 29, 2005, has been mailed to you with or shortly before this proxy statement. You should read this report carefully for financial and other information about National. However, unless pages from the annual report are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

We will provide free of charge via first class mail to any person who receives this proxy statement a copy of our annual report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). In order to receive the Form 10-K, please send your written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090; telephone number (408) 721-5800. You may also obtain a copy of our Form 10-K, as well as other reports we have filed with the SEC, on our website located at http://www.national.com/invest.

KEEP YOUR ADDRESS CURRENT

It is important that you keep our transfer agent, EquiServe Trust Company N.A., informed of your current address. The escheat laws are being increasingly enforced by many states. This has forced us to report to a number of states the names of stockholders whose mailings have been returned to us as undeliverable. Once your name has been reported to the state, your shares can be “sold” by the state (even if the state does not have physical possession of your stock certificate) and you must go to the state to retrieve the value of your shares. EquiServe Trust Company N.A.’s address is EquiServe Trust Company, N.A., c/o Computershare Investor Services, P.O. Box 43023, Providence, Rhode Island 02940-3023, phone number: 1-877-498-8865 or 1-781-575-4593; web address: http://www.equiserve.com.

INCORPORATION BY REFERENCE

As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled “Executive Officers of the Registrant” from Part I of our Annual Report on Form 10-K for the fiscal year ended May 29, 2005 is incorporated by reference.

OTHER MATTERS

We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

JOHN M. CLARK III
Secretary

August 25, 2005

APPENDIX A

NATIONAL SEMICONDUCTOR CORPORATION

DIRECTOR STOCK PLAN

(AS AMENDED AND RESTATED EFFECTIVE AUGUST 15, 2005)

1.                 PURPOSE

The purposes of the Director Stock Plan (the “Plan”) of National Semiconductor Corporation (the “Corporation”) are to promote the recruiting and retention of highly qualified individuals to serve in the capacity of non-employee directors of the Corporation and to strengthen the commonality of interest between directors and stockholders.

2.                 STOCK SUBJECT TO THE PLAN

900,000 shares of the Corporation’s $.50 par value Common Stock shall be available for issuance under the Plan, subject to adjustment as provided in Paragraph 6, which may be unissued shares, reacquired shares, or shares bought on the market.

3.                 ADMINISTRATION

The Plan shall be administered by the Board of Directors of the Corporation, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The amount of the Common Stock to be issued under the Plan, the timing of the issuance of the Common Stock under the Plan, and terms as to eligibility shall be in accordance with the terms of the Plan.

4.                 ELIGIBILITY

Common Stock issued under this Plan may be issued only to directors of the Corporation who are not employees of the Corporation or its subsidiaries or affiliates and have not been such employees for at least one year prior to becoming eligible to receive benefits under this Plan.

5.                 TERMS OF STOCK AWARDS

(a)   Common Stock shall be issued automatically to all eligible directors as follows:  (i) each eligible director shall be issued 12,000 shares of Common Stock on the date of each election of such director to the Board of Directors by the stockholders; and (ii) each person who becomes an eligible director at any time during the year other than at the annual stockholders’ meeting shall be issued 12,000 shares of Common Stock on the date of the appointment of such person to the Board of Directors.

(b)   Common Stock shall be issued to each eligible director who elects within ten (10) days after the date of (i) initial appointment to the Board of Directors, or (ii) each subsequent election to the Board of Directors by stockholders, to receive the full value of the director’s annual cash retainer fees for Board membership and Committee Chairmanship in Common Stock. The number of shares to be issued shall be determined by dividing the retainer fee by the opening price of the Common Stock on the New York Stock Exchange on the date of initial appointment or the subsequent reelection by the stockholders, as applicable. If there is no trading on such day, the opening price of the Common Stock on the New York Stock Exchange on the first previous trading date shall be used. Fractional shares shall not be issued and the value of any fractional shares shall be paid in cash.

(c)   Except as provided in Paragraph 5(d), Common Stock issued under the Plan pursuant to Paragraph 5(a) shall be restricted from sale, assignment or other transfer for a period of thirty six (36) months from the date of issuance (“Restriction Period”) and in the event any recipient shall cease to act as a director prior to expiration of the Restriction Period, all rights in and to the Common Stock so issued shall be forfeited and shall revert to the Company. Further, except as provided in Paragraph 5(d), Common Stock issued under the Plan pursuant to Paragraph 5(b) shall be restricted from sale, assignment

A-1

or other transfer for a period of six (6) months from the date of issuance (“Retainer Restriction Period”) and in the event any recipient shall cease to act as a director prior to the expiration of the Retainer Restriction Period, all rights in and to the Common Stock so issued shall be forfeited and shall revert to the Company. All Common Stock acquired by the Company as provided by this Paragraph 5(c) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon such cancellation become available for reissuance under the Plan.

(d)   In the event any recipient shall cease to act as a director by reason of death, Disability, or Retirement at any time during the Restriction Period and/or the Retainer Restriction Period, as applicable, the Common Stock so issued shall no longer be restricted from sale, assignment or other transfer. For purposes of this Paragraph 5(d), Disability shall mean inability to perform any services for the Corporation and Retirement shall mean termination of service as a director (i) at any time after completion of five years of service as a director; or (ii) upon reaching the mandatory retirement age of seventy (70). Notwithstanding the foregoing, the shares of Common Stock issued to any recipient who was issued Common Stock upon an initial appointment or election to the Board who terminates service as a director by reason of Death, Disability or Retirement shall revert back to the Company if such recipient has not served at least six months as a Director after the initial appointment or election.

(e)   While the Plan is in effect, the Corporation at all times will keep available the number of shares of stock required to satisfy the terms of the Plan.

(f)    The Corporation will seek to obtain from each regulatory commission or agency having jurisdiction such authority as may be  required to issue shares of stock under the Plan. Inability of the Corporation to obtain from any such regulatory commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of its stock under the Plan shall relieve the Corporation from any liability for failure to issue such stock until such time when such authority is obtained or is obtainable.

(g)   Nothing in this Plan shall confer on any participant any right to continue as a director of the Corporation.

6.                 ADJUSTMENT IN NUMBER OF SHARES

In the event there is any change in the shares of the Corporation through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the number of shares available for issuance, as well as the number of shares to be issued pursuant to the terms of Paragraph 5 (a), shall be proportionately adjusted, provided that the number of shares issuable at any one time to any one participant shall always be a whole number.

7.                 PAYMENT OF WITHHOLDING TAXES

The payment of all or part of any applicable withholding taxes due in connection with the issuance of stock under the Plan, up to the highest marginal rates then in effect, may be made by the withholding of shares. Shares withheld in payment of such taxes shall be valued at the fair market value of the Corporation’s Common Stock on the date of the withholding election.

8.                 AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law; provided, however, that the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules thereunder. The Board will seek stockholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Corporation’s stock is listed or other applicable law or regulation.

A-2

DETACH HERE

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PROXY

P	NATIONAL SEMICONDUCTOR CORPORATION
R
O	This Proxy is Solicited on Behalf of the Board of Directors
X	2005 Annual Meeting of Stockholders, September 30, 2005
Y

The undersigned acknowledges receipt of (a) Notice of 2005 Annual Meeting of the Stockholders of National Semiconductor Corporation (the “Company”) to be held on September 30, 2005, (b) accompanying Proxy Statement, and (c) Annual Report of the Company for its fiscal year ended May 29, 2005. The undersigned hereby appoints Brian L. Halla and John M. Clark III, or either of them, with power of substitution and revocation, Proxies of the undersigned to vote all stock of the Company and, if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side of this card to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held at the American Conference Centers, 780 Third Avenue, New York, New York on September 30, 2005 or any adjournment of the meeting, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment of the meeting.

The Company’s Board of Directors Recommends a Vote FOR Proposals 1-3 and Shares Will Be So Voted Unless
Otherwise Directed.

You may also vote via telephone or Internet. See instructions on reverse side.

	SEE		SEE
	REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	REVERSE SIDE

NATIONAL SEMICONDUCTOR CORP.

c/o EquiServe Trust Company, N.A.

P.O. Box 8694

Edison, NJ 08818-8694

* CONSIDER RECEIVING FUTURE NATIONAL PROXY MATERIALS VIA THE Internet!

Consider receiving future National Annual Report and Proxy Materials (as well as all other Company communications) in electronic form rather than in printed form. While we have not fully implemented electronic distribution of shareholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save National the future costs of producing, distributing and mailing these materials.

Accessing National’s Annual Report and Proxy Materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access National’s Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

Your vote is important, Please vote Immediately.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/NSM	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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Please mark votes as in this example.	NSMCM

Unless otherwise specified, this proxy will be voted FOR Proposals 1-3.

The Board of Directors recommends a vote FOR Proposals 1-3.
			FOR	AGAINST	ABSTAIN
1.	Election of Directors
	Nominees:	2. To approve KPMG LLP as auditors of the Company.
(01) Brian L. Halla, (02) Steven R. Appleton, (03) Gary P. Arnold,
(04) Richard J. Danzig, (05) Robert J. Frankenberg, (06) E. Floyd Kvamme,
	(07) Modesto A. Maidique, (08) Edward R. McCracken	3. To approve the amended and restated Director Stock Plan.

FOR	WITHHELD
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1-3.
Instruction: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided above.		In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

For participants in the National Semiconductor Corporation Retirement and Savings Program and Deferred Compensation Plan: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of both the Savings Plus 401(k) Plan and the Deferred Compensation Plan will be voted as you direct unless we have not received your instructions, in which case they will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS, IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

Signature:	Date:	Signature:	Date:
(if held jointly)